Exhibit 10.4

SNOW LAKE RESOURCES LIMITED

2200-201 Portage Avenue
Winnipeg, Manitoba R3B 3L3

PRIVATE & CONFIDENTIAL

November 14, 2018

Progressive Plant Solutions Inc.
789 West Pender Street, Suite 1240
Vancouver, British Columbia

V6C 1H2

Email: steve@harpurine.com

Attention: Stephen Harpur, Chief Executive Officer

Dear Sirs,

Re:	Purchase of the Thompson Project Option Interest of Progressive Planet Solutions Inc.

This agreement is further to our discussions with Progressive Planet Solutions Inc. (the “Vendor”) regarding the acquisition (the “Transaction”) of its 20% earned interest in the Thompson Brothers Lithium Property located in Wekusko Lake, Manitoba, Canada (the “Purchased Interest”), comprised of various mining claims set forth on Schedule “A” (the “Thompson Project” ) by Snow Lake Resources Limited (“Snow Lake”).

Upon execution, this agreement will form a binding obligation of the parties to complete the Transaction on the terms set forth herein. Forthwith following execution of this agreement the parties will prepare the definitive documentation (the “Transaction Agreements”) required to complete the Transaction. Such definitive Transaction Agreements shall contain terms and provisions typical for a transaction of this nature including, without limitation, representations and warranties with respect to corporate authority, enforceability, unencumbered ownership, no knowledge of any environmental damage and no approvals being required for transfer of the Purchased Interest. To the extent that the parties are not able to agree upon the definitive Transaction Agreements this agreement shall govern.

I. Background

Snow Lake understands that the Vendor has earned a 20% interest in the Thompson Project from Strider Resources Limited (“Strider”). The Thompson Project has a JORC compliant resource of approximately 6.3 Million tonnes at 1.3 Li with the mineralization associated with two steeply dipping pegmatite veins. Mineralization at the Thompson Project remains open at depth and along strike.

2. Purchase Price

The total consideration to be paid by Snow Lake for the Purchased Interest shall be $3,325,000 through a cash payment of $325,000 and the issuance of 12,000,000 common shares in the capital of Snow Lake share (the “Snow Lake Shares’’), to be issued at a deemed price of $0.25 per common, subject to escrow provisions outlined below (the “Purchase Price”). The Vendor agrees that it will direct that 1,500,000 of the Snow Lake Shares forming part of the Purchase Price will be issued to Strider. Snow Lake shall qualify the Snow Lake Shares under the prospectus to be filed by it with respect to its anticipated initial public offering (“IPO”) prospectus. The Purchase Price will be payable to the Vendor on the closing of the Transaction.

The Vendor acknowledges and agrees that the Snow Lake Shares, when issued, will be subject to a contractual escrow pursuant to which 100,000 shares will be released from the contractual escrow each month (with the right to sell no more than 15,000 per day) for the first 15 months following issuance and thereafter no shares will be released until 24 months following the commencement of trading of Snow Lake Shares on a recognized stock exchange, at which time the remaining shares shall be released from the contractual escrow. Alternatively, Snow Lake and/or its financial advisor will assist the Vendor in disposing of up to 1,500,000 shares through a private transaction. In the event that Snow Lake does not raise at least $3 million pursuant to its proposed flow-through financing, there will be no early release of Snow Lake Shares from the contractual escrow prior to the 24 month anniversary of the commencement of the listing of the Snow Lake Shares on a recognized stock exchange. The contractual escrow will begin at commencement of the listing of the Snow Lake Shares. Prior thereto, the Vendor will not be subject to any restrictions regarding the sale of its 10,500,000 Snow Lake Shares, other than those set forth in applicable securities laws. However any potential sale of these shares prior to the IPO will not release the buyer from PLAN contractual escrow obligations outlined above. Snow Lake hereby confirms that the common shares in the capital of Snow Lake to be held by Nova will be subject to similar restriction on transfer as those set forth above to apply to the Snow Lake Shares to be issued pursuant to the terms of this agreement. In the event that the IPO is not completed by September 30, 2019, then the Snow Lake Shares shall be released from contractual escrow.

Notwithstanding the foregoing, no Snow Lake Shares shall be released from the contractual escrow until Strider transfers the Thompson Project to the applicable option holders. In addition, the Snow Lake Shares will be subject to escrow provisions pursuant to applicable securities law and policies of either the TSX Venture Exchange or Canadian Securities Exchange (in either case, the “Exchange”) and the certificates representing the Snow Lake Shares shall bear such legends as are required under applicable securities law or under applicable policies of the Exchange.

Subject to compliance with applicable securities laws and the rules of the Exchange, Snow Lake will permit the Vendor to distribute up to 6,000,000 of the Snow Lake Shares to its shareholders pursuant to a dividend or other mechanism permitted by applicable law, provided that the Snow Lake Shares so distributed contain a legend restricting their sale until the 24 month anniversary of commencement of trading on a recognized stock exchange in lieu of the contractual escrow otherwise agreed to by the Vendor.

2A. Mine

Snow Lake acknowledges and agrees that, in the event that a lithium mine is developed by it or on its behalf on the Purchased Interest, such mine shall be named the “Thompson Bros. Mine”.

3. Conditions Precedent

The conditions precedent in favour of Snow Lake to be included in the Transaction Agreements (which conditions may be waived in the sole discretion of Snow Lake) will include, without limitation, the following:

(a)	all of the terms, covenants and conditions in the agreements to be complied with or performed by the Vendor at or before the Time of Closing shall have been complied with or performed in all material respects and a certificate of a senior officer of the Vendor, dated the Closing Date, to that effect shall have been delivered to Snow Lake;

(b)	the representations and warranties of the Vendor contained in the agreements shall be true and correct in all material respects at the time or closing with the same force and effect as if such representations and warranties were made at and as of such time, and a certificate of an officer or the Vendor, dated the closing date, to that effect shall have been delivered to Snow Lake;

(c)	no legal or regulatory action or proceeding shall be pending or threatened by any person to enjoin, restrict or prohibit the purchase and sale of the Purchased Interest contemplated hereby;

(d)	Snow Lake shall have been provided with a favorable legal opinion of the Vendor’s legal counsel, in a form consistent with those delivered in connection with transactions of this nature and satisfactory to Snow Lake’s legal counsel, acting reasonably;

(e)	the Vendor shall have been provided with a favourable legal opinion of Snow Lake’s legal counsel, in a form consistent with those delivered in connection with transactions of this nature and satisfactory to the Vendor’s legal counsel, acting reasonably;

(t)	assignment of all applicable assets; and

(g)	Snow Lake shall have issued no more than 48 million shares to Nova Mineral for its interest in the Thompson Project.

4. Expenses

Each or the parties hereto will bear its own professional and other costs and expenses in relation to the Transaction incurred by it.

5. Binding Nature

Each party acknowledges and agrees that it is entering into this agreement in consideration for the mutual agreements, promises and undertakings given by each other party to this agreement. The parties acknowledge and agree that this agreement is binding in accordance with its terms.

6. General Matters

The term “person” as used in this agreement will be interpreted broadly to include, without limitation, any corporation, company, partnership, trust, limited partnership, unincorporated organization or individual.

This agreement will be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws or Canada applicable therein.

7. Confidentiality

The parties agree that any information which they may obtain concerning each other or a related party of the other and the detail and terms of this agreement will be kept confidential and will not be used for any purpose other than completing the transactions contemplated by this agreement provided that:

(a)	each party will act reasonably in considering the request from the other for consent to make an announcement concerning the Transaction; and

(b)	this item shall not prevent Snow Lake or its parent company Nova Minerals, or the Vendor, from making any announcement required by law (including the ASX or TSX Listing Rules) provided that, without detracting from its legal obligations, all parties shall act reasonably in considering any amendments proposed by Snow Lake or the Vendor to any announcement made.

A party may disclose confidential information to any officer, employee, advisor, shareholder or consultant who it reasonably determines needs to know or have the information for the purposes of effecting or assessing the Transaction provided that the disclosing party will be responsible for the recipient protecting the confidential nature of that information and liable to the other party for any unauthorized disclosure.

8. Acceptance

This agreement may be signed in one or more counterparts (by original or facsimile signature), each of which when so executed shall be deemed to be an original, and such counterparts together shall constitute one and the same instrument.

Yours truly,

SNOW LAKE RESOURCES LIMITED

Per:
Name:
	Title:	Director

Agreed to this 16 day of November, 2018

I have authority to bind the Corporation

PROGRESSIVE PLANET SOLUTIONS INC.

Per:
Name:
Title:

I have authority to bind the Corporation

SCHEDULE "A"

MINING CLAIMS

Claim Name	***Expiry Date***	***Claim #***	***Area (Ha)***
ADD-1052	September 18, 2030	(MB1052)	235 ha
ADD-1053	September 18, 2030	(MB1053)	83 ha
ADD-3203	November 10, 2030	(P3203F)	82 ha
ADD-3033	June 20, 2030	(P3033F)	32 ha
ADD-6301	May 23, 2030	(MB6301)	110 ha
ADD-6303	May 16, 2030	(MB6303)	180 ha
ADD-3035	June 20, 2030	(P3035F)	53 ha
ADD-49853	June 21, 2030	(W49853)	32 ha
ADD-13	November 29, 2030	(P2818F)	16 ha
Thompson-2	January 4, 2030	(P7463B)	21 ha
Thompson-3	January 4, 2030	(P7464B)	21 ha
Thompson-6	September 6, 2030	(W47380)	16 ha
Thompson-7	September 6, 2030	(W47378)	16 ha
ADD-6305	April 11, 2030	(MB6305)	224 ha
CR0-5737	April 11, 2030	(MB5737)	250 ha
CR0-5736	April 11, 2030	(MB5736)	202 ha
CR0-5735	April 11, 2030	(MB5735)	216 ha
ADD-9830	May 5, 2020	(MB9830)	40 ha
BAZ-12130	February 3, 2020	(MB12130)	192 ha
BAZ-12132	February 3, 2020	(MB12132)	256 ha
TOTALS		**20 Claims**	**2,277 ha**

DjS

7531103.1

6

CROW DUCK MINERAL RIGHTS

Claim Name	***Expiry Date***	***Claim #***	***Area (Ha)***
TBL 001	April 1, 2019	MB13493	256
TBL 002	April 1, 2019	MB13494	243
TBL 003	April 5, 2019	MB13495	78
TBL 004	April 5, 2019	MB13496	151
TBL 005	April 1, 2019	MB13497	67
TBL 006	April 2, 2019	MB13498	230
TBL 007	April 5, 2019	MB13499	185
TBL 008	March 30, 2019	MB13500	78
TBL 009	April 2, 2019	MB13501	206
TBL 010	March 30, 2019	MB13502	173
TBL 011	March 30, 2019	MB13503	72
TBL 012	April 3, 2019	MB13504	250
TBL 013	April 5, 2019	MB13505	237
TBL 014	March 30, 2019	MB13506	121
TBL 015	April 4, 2019	MB13507	256
TBL 016	April 3, 2019	MB13508	220
TBL 017	April 3, 2019	MB13509	240
TBL 018	April 4, 2019	MB13510	256
TOTALS		**18 Claims**	**3,319 ha**

SH

DJS

7531103.1